Exhibit 4.4

Restricted Stock Agreement


This Agreement made as of March 20, 1996, between Unilab
Corporation, a Delaware corporation (the "Company"), and
Craig Trask, a key employee of the Company (the
"Employee"), for the grant by the Company to the Employee of restricted shares of the Company's common stock, par value $.01 per share (the "Common Stock").

     1. Grant of Shares. Pursuant to the discretionary restricted stock pool of the Chief Executive Officer created by action of the Compensation Committee of the Board of Directors of the Company, and in consideration of valuable services heretofore rendered by the Employee to the Company and of the agreements hereinafter set forth, the Company hereby grants to the Employee Twenty-Five
Thousand (25,000) shares of Common Stock of the Company
(the "Shares"). As soon as practicable following the Employee's execution of this Agreement, a certificate or certificates representing the Shares and bearing the legend described in Section 6 shall be delivered to the Employee.
The Shares shall be issued from the Company's available treasury shares or from authorized but unissued shares. Upon issuance of the certificates representing the Shares, the Employee shall have all the rights of a stockholder with respect to the Shares, including the right to vote and to receive all dividends or other distributions paid or made with respect to the Shares. However, the Shares (and any securities of the Company which may be issued with respect to the Shares by virtue of any stock split, combination, stock dividend or recapitalization, which securities shall be deemed to be "Shares" hereunder) shall be subject to all the restrictions hereinafter set forth.

     2. Restriction. The Shares shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in
Section 5 below, until the restriction imposed by this Section
2 (the "Restriction") has lapsed pursuant to Sections 3 or 4 below

     3. Lapse of Restriction by Passage of Time. The Restriction shall lapse as follows: (i) the restrictions on 8,333 shares shall lapse on the date that is one year after the date hereof, (ii) the restrictions on an additional 8,333 shares shall lapse on the date that is two years after the date hereof, and (iii) the restrictions on the remaining 8,334 shares shall lapse on the date that is three years after the date hereof (unless terminated earlier pursuant to paragraph 6 hereof).

     4. Lapse of Restriction by Death or Disability or Involuntary Termination. The Restriction shall lapse and have no further force or effect upon the Employee's death or disability or upon the Employee's involuntary discharge other than "for cause". For purposes of this Agreement, the term "disability" shall mean the Employee's incapacity, due to physical or mental illness or accidental bodily injury, to perform his duties with the Company on a full time basis for twelve consecutive months. Once the Employee has been disabled as defined in this Section 4 for twelve consecutive months, the disability shall be deemed to have occurred on the first day of such twelve month period. The term discharge "for cause" shall have the meaning given that term by Section 10.


     5.   Forfeiture of Shares.  In the event of
termination of the Employee's employment with the Company due to the Employee's voluntary resignation or involuntary discharge for cause, prior to lapse of the Restriction under Sections 3 or 4, some or all of the Shares shall be forfeited, as determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion. In the event of any such termination the Compensation Committee shall promptly notify the Employee or his executor, administrator, personal representative or heir ("Representative") of the number of the Shares to be forfeited. The forfeited Shares shall be transferred by the Employee or his Representative to the Company without consideration to the Employee or his Representative. The Employee or his Representative shall promptly deliver the certificates representing the forfeited Shares to the Company together with any documents requested by the Company necessary to effectuate such transfer. If the Compensation Committee fails to notify the Employee or his Representative of any such forfeiture within ninety (90) days after the date of such termination, none of the Shares shall be deemed forfeited. The Restriction shall be deemed to have lapsed and shall have no further force or effect as to any Shares not forfeited as a result of any such termination of employment.

     6. Legend on Certificates. All certificates representing the Shares shall be endorsed on the face thereof with the following legend:

     "The shares of stock represented by this certificate and the transferability thereof are restricted by and subject to a "Restricted Stock Agreement" dated as of March
     20, 1996, a copy of which is on file with the Secretary of the Company."

     7.   Withholding Taxes.  The lapse of the
Restriction on the Shares pursuant to Sections 3 or 4 above shall be conditioned on the Employee or the Representative having made appropriate arrangements with the Company to provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to such lapse.

     8. Rights Not Enlarged. Nothing herein confers on the Employee any right to continue in the employ of the Company or of any of its subsidiaries.

     9. Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee and his Representative.

     10. Discharge for Cause. The term discharge "for cause" shall mean termination by the Company of the Employee's employment for (a) the Employee's intentional and continued failure to be present for work at his customary place of employment during normal business hours (other than any such failure resulting from the Employee's physical or mental illness or accidental bodily injury), (b) intentional or negligent wrongful damage by the Employee to property of the Company or its subsidiaries; (c) an act of fraud, embezzlement or theft committed by the Employee in connection with his duties or in the course of his employment; (d) conviction of a felony; or (e) intentional or negligent wrongful disclosure by the Employee of secret processes or confidential information of the Company or its subsidiaries.


     11.  Change of Control.  In the event of the
"acquisition" of the Company by another entity or a "change in control" of the Company, all Shares which have not theretofore vested in the Employee shall immediately vest and become non-forfeitable. For purposes of this Agreement, the "acquisition" of the Company by another entity shall be defined to be either a merger or consolidation with an acquiring entity (or subsidiary or affiliate thereof) in which the Company is not the surviving entity or in which the Company becomes a subsidiary of an acquiring entity; the sale of substantially all of the Company's assets; or the dissolution or liquidation of the Company. For purposes of this Agreement, a "change in control" shall mean a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any "person", within the meaning of
Section 14(d) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the capital stock of the Company.

     12.  Notices.  Any notices required by this
Agreement shall be deemed duly given when placed in writing and delivered or mailed by United States mail, postage prepaid, addressed to the recipient at his or her last address known to the Company.

     13.  Governing Law.  This Agreement shall be
governed by the laws of the State of Delaware, without regard to conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement, on the date first above written.

                       UNILAB CORPORATION



                       By:__________________________
                       Name: Craig Trask
                       Address: 22177 Vacation Drive
                       Canyon Lake, CA  92587


                       EMPLOYEE


                       By:______________________________
                       Name:  Andrew H. Baker
                       Title:  Chairman & CEO
                       Address:  18448 Oxnard Street
                       Tarzana, CA  91356